EXHIBIT 99.1
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                               News Release

                                 LANDAUER

                           FOR IMMEDIATE RELEASE

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                           LANDAUER, INC. ELECTS
                      STEPHEN C. MITCHELL AS DIRECTOR


      For Further Information Contact:    James M. O'Connell
                                          Vice President,
                                          Treasurer & CFO

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GLENWOOD, ILLINOIS, MAY 2, 2005 . . . LANDAUER, INC. (NYSE symbol LDR)
announced today that its Board of Directors has elected Stephen C. Mitchell as a director of the corporation, effective with the Board's meeting of May 2, 2005. Mr. Mitchell is the President of Knight Group LLC, a Chicago-based firm involved in the start-up, development and management of new ventures.

Prior to the founding of Knight Group LLC, Mr. Mitchell was President, Chief Operating Officer and Director of Lester B. Knight & Associates, Inc., an international professional services firm involved in the planning, design and construction of advanced research and development and manufacturing facilities. Mr. Mitchell was with the firm for 27 years and was one of its principal owners.

Mr. Mitchell is also a director of Apogee Enterprises, Inc., a NASDAQ traded company involved in the manufacture of glass products for the automotive, construction and art framing markets. He is Vice Chairman and a director of Knight Facilities Management, Inc., a firm involved in the outsourcing of facilities management services for domestic and international clients.

"We are very pleased with Steve's election to Landauer's Board. His background and expertise will provide valuable insight and complement the experience of the Company's current Board," said Brent A. Latta, President and Chief Executive Officer of Landauer.


ABOUT LANDAUER, INC.

Landauer is the leading provider of analytical services to determine occupational and environmental radiation exposure. For more than 50 years, the Company has provided complete radiation dosimetry services to hospitals, medical and dental offices, university and national laboratories, and other industries in which radiation poses a potential threat to employees. Landauer's services include the manufacture of various types of radiation detection monitors, the distribution and collection of the monitors to and from clients, and the analysis and reporting of exposure findings.


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         Landauer, Inc.   2 Science Road   Glenwood, IL 60425-1586
        Phone 708.755.7000   Fax 708.755.7011   www.landauerinc.com